Exhibit 10.1

OSI PHARMACEUTICALS, INC.
CHANGE IN CONTROL SEVERANCE PLAN

The Company has adopted this OSI Pharmaceuticals, Inc. Change in Control Severance Plan for the benefit of certain employees of the Company and its subsidiaries in the United States, on the terms and conditions hereinafter stated.  All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.  The Company is also adopting, as of the Effective Date, the Prosidion Limited and OSI Pharmaceuticals (UK) Limited Change in Control Severance Plan (the "UK Plan".  For the avoidance of doubt, employees who are eligible for benefits under the UK Plan shall not be eligible for benefits under this Plan.

SECTION 1.	DEFINITIONS. As hereinafter used:

1.1         "Affiliate" means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

1.2         "Board" means the Board of Directors of the Company.

1.3         "Cause" shall mean that the Eligible Employee has: (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her duties to the Company or any of its subsidiaries (in any case, other than by reason of a disability, physical or mental illness or analogous condition), which failure or negligence continues for a period of 10 business days after a written demand for performance is delivered to the Eligible Employee by the Board, which specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed, or been grossly negligent in the discharge of, his or her duties; (b) committed or engaged in an act of theft, embezzlement or fraud, or committed a willful and material breach of confidentiality with respect to the Company or any of its subsidiaries or a willful unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries; (c) willfully breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company or any of its subsidiaries; or (d) been convicted of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element.  No act or failure to act on the part of the Eligible Employee shall be deemed "willful" unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.  For the avoidance of doubt, this definition of Cause shall control for all purposes of determining the rights to benefits for Eligible Employees under the Plan, regardless of any inconsistency between this definition and a definition of "Cause" that is set forth in any employment, severance or other agreement between the Eligible Employee on the one hand, and the Company or any subsidiary of the Company or any Affiliate of the Company or any subsidiary of the Company, on the other hand.  In addition to the foregoing (but without limitation of the rights of any Eligible Employee), this definition of Cause shall also apply for purposes of each other plan, program, agreement or arrangement between the Company or an Affiliate and any Eligible Employee which includes the concept of "cause" but does not define such term and each such plan, program, agreement or arrangement shall be deemed amended to so provide upon the Effective Date.

1.4         A "Change in Control" shall be deemed to mean the first of the following events to occur after the Effective Date:

(a)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 1.4(a), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Section (c)(1) or (c)(2) below;

(b)
Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)
The consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires beneficial ownership, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; or

(d)
Shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Without limiting the rights of any Eligible Employee under any of the arrangements described in this sentence, the foregoing definition of Change in Control shall also apply for purposes of each other plan, program, agreement or arrangement between the Company or an Affiliate and an Eligible Employee which includes the concept of Change in Control and each such plan, program, agreement or arrangement shall be deemed amended to so provide upon the Effective Date.

1.5         "Change in Control Protection Period" shall mean the period commencing on the first date a Change in Control occurs and ending twelve (12) months following such date.  Without limiting the rights of any Eligible Employee under any of the arrangements described in this sentence, the foregoing definition of Change in Control Protection Period shall also apply for purposes of each other plan, program, agreement or arrangement between the Company or an Affiliate and an Eligible Employee which includes a concept substantially similar to Change in Control Protection Period and each such plan, program, agreement or arrangement shall be deemed amended to so provide upon the Effective Date.

1.6         "Code" means the Internal Revenue Code of 1986, as amended.

1.7         "Committee" means the Compensation Committee of the Board.

1.8         "Company" means OSI Pharmaceuticals, Inc. and any successors thereto and, where the context requires, its United States subsidiaries.

1.9         "Disability" means a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, a "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code).

1.10         "Effective Date" shall mean April 2, 2010.

1.11         "Eligible Employee" means any employee of the Company or any United States subsidiary thereof who is eligible to participate in the Company's welfare benefit plans, provided that if any such employee is based at a Company facility in

Melville, New York; Farmingdale, New York; Cedar Knolls, New Jersey; or Boulder, Colorado and has not, prior to the time such employee's employment terminates, executed a written commitment agreeing to be based at the Company's facility in Ardsley, New York, such employee shall not be entitled to payments or benefits under this Plan.

1.12         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.13         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

1.14         "Good Reason" means (i) a material adverse alteration in the nature or status of an Eligible Employee's responsibilities with the Company or any subsidiary thereof from those in effect immediately prior to the Change in Control, (ii) a reduction in salary or target bonus opportunity  of an Eligible Employee from those in effect immediately prior to the Change in Control, or (iii) a relocation of  an Eligible Employee's principal place of business of more than 35 miles; provided that the relocation of an Eligible Employee's principal work location to Ardsley, New York which is planned as of the Effective Date shall not constitute Good Reason.

1.15         "Plan" means the OSI Pharmaceuticals, Inc. Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.16         "Plan Administrator" means the Committee or such other person or persons appointed from time to time by the Committee to administer the Plan.

1.17         "Safe Harbor Amount" shall mean the greatest pre-tax amount of Payments that could be paid to an Eligible Employee without causing an Eligible Employee to become liable for any Excise Tax in connection therewith.

1.18         "Severance" means (a) the involuntary termination of an Eligible Employee's employment by the Company or any United States subsidiary thereof, other than for Cause, death or Disability or (b) a termination of an Eligible Employee's employment by the Eligible Employee for Good Reason, in each case, during the Change in Control Protection Period, provided that, in any case, such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code and regulations and other guidance issued thereunder (“Section 409A”).

1.19         "Severance Date" means the date on which an Eligible Employee incurs a Severance.

1.20         "Tier I Employee" means any Eligible Employee included within the classification of a Tier I Employee as set forth on Exhibit A hereto.

1.21         "Tier II Employee" means any Eligible Employee included within the classification of a Tier II Employee as set forth on Exhibit A hereto.

1.22         "Tier III Employee" means any Eligible Employee included within the classification of a Tier III Employee as set forth on Exhibit A hereto.

1.23         "Tier IV Employee" means any Eligible Employee included within the classification of a Tier IV Employee as set forth on Exhibit A hereto.

1.24         "Tier V Employee" means any Eligible Employee included within the classification of a Tier V Employee as set forth on Exhibit A hereto.

1.25         "Year of Service" shall mean each completed continuous 12 month period of employment with the Company or an Affiliate, measured as of the Eligible Employee's Severance Date.  For purposes of this definition, authorized leaves of absence shall not be deemed to have interrupted an Eligible Employee's continuous employment.

SECTION 2.	CHANGE IN CONTROL SEVERANCE BENEFITS

2.1         Generally.  Subject to Sections 2.14. 2.15, 2.16 and Section 4, each Eligible Employee shall be entitled to severance payments and/or benefits pursuant to applicable provisions of Section 2 of this Plan if the Eligible Employee incurs a Severance during the Change in Control Protection Period.  For purposes of calculating severance payments pursuant to this Section 2, any reduction in an Eligible Employee's annual base salary during the Change in Control Protection Period shall be disregarded.

2.2         Payment of Accrued Obligations.  The Company shall pay to each Eligible Employee who incurs a Severance during the Change in Control Protection Period a lump sum payment in cash, paid as soon as practicable but no later than 10 days after the Severance Date, equal to the sum of (a) the Eligible Employee's accrued but previously unpaid annual base salary and any accrued vacation pay through the Severance Date, and (b) subject to Section 2.12 of this Plan, the Eligible Employee's annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs (if such bonus has not been paid as of the Severance Date).

2.3         Tier I Employees. Tier I Employees shall not be eligible for severance payments pursuant to the Plan, it being understood that this Plan shall not be construed to limit any severance  entitlement of a Tier I Employee pursuant to any agreement, plan or program of the Company.  Subject to Sections 2.14. 2.15, 2.16 and Section 4 hereof, each Tier I Employee who incurs a Severance during the Change in Control Protection shall be eligible to receive the benefits described in Sections 2.9, 2.10, 2.11, 2.12 and 2.13 hereof.

2.4         Tier II Employees.  Subject to Sections 2.14, 2.15, 2.16 and Section 4 hereof, the Company shall pay to each Tier II Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days after the Severance Date, equal to 9 months of his or her annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher), plus an additional one week of base salary for each Year of Service which the Tier II Employee has completed as of the Severance Date (up to a maximum of 10 Years of Service).

2.5         Tier III Employees.  Subject to Sections 2.14, 2.15, 2.16 and Section 4 hereof, the Company shall pay to each Tier III Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days after the Severance Date, equal to 6 months of his or her annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher), plus an additional one week of base salary for each Year of Service which the Tier III Employee has completed as of the Severance Date (up to a maximum of 10 Years of Service).

2.6         Tier IV Employees.  Subject to Sections 2.14, 2.15, 2.16 and Section 4 hereof, the Company shall pay to each Tier IV Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days after the Severance Date, equal to 4 months of his or her annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher), plus an additional one week of base salary for each Year of Service which the Tier IV Employee has completed as of the Severance Date (up to a maximum of 10 Years of Service).

2.7         Tier V Employees.  Subject to Sections 2.14, 2.15, 2.16 and Section 4 hereof, the Company shall pay to each Tier V Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days after the Severance Date, equal to the sum of 3 months of his or her annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher), plus an additional one week of base salary for each Year of Service which the Tier V Employee has completed as of the Severance Date (up to a maximum of 10 Years of Service).

2.8         Pro-Rata Bonus.

(a)
Subject to Sections 2.14, 2.15, 2.16 and Section 4 hereof, the Company shall also pay to each Eligible Employee (other than a Tier I Employee) who participates in an annual bonus program and who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days after the Severance Date, equal to the Eligible Employee's annual target bonus for the calendar year in which the Severance Date occurs (without giving effect to any reduction in such target following a Change in Control), pro-rated for the portion of the calendar year which has elapsed as of the Severance Date; provided, however, that if an Eligible Employee is a participant in the OSI Oncology Sales Incentive Plan, such Eligible Employee's payment hereunder shall equal the Eligible Employee's quarterly target award for the quarter in which the Severance Date occurs, which amount shall not be subject to pro-ration.   Eligible Employees who receive a payment pursuant to Section 2.8(b) below shall not be entitled to a payment pursuant to this Section 2.8(a) unless the Eligible Employee's Severance Date occurs in a different calendar year than the plan termination described in Section 2.8(b).

(b)
In the event that during the Change in Control Protection Period, the annual bonus program in which an Eligible Employee (other than a Tier I Employee) participates is terminated and no replacement plan providing substantially the same bonus opportunity and likelihood of achievement is provided to such Eligible Employee, the Company shall pay such Eligible Employee a lump sum cash payment, as soon as practicable but in no event later than 10 days after the date upon which the applicable annual bonus plan is terminated, equal to the Eligible Employee's annual target bonus for the fiscal year in which the plan termination occurs (without giving effect to any reduction in such target following a Change in Control), pro-rated for the portion of the calendar year which has elapsed as of the date of bonus plan termination.

2.9         Equity Treatment.  Without limitation of an Eligible Employee's rights under any other plan, program or agreement, all unvested equity and equity-based awards for each Eligible Employee who incurs a Severance during the Change in Control Protection Period (including stock options and RSU’s and, for the avoidance of doubt, any equity or equity-based awards of either the Company or a successor into which unvested equity of the Company held by an Eligible Employee at the time of a Change in Control is converted in connection with the Change in Control) shall become fully vested immediately prior to such Severance.  In addition, in the event that a Change in Control occurs in which either (a) the Company's common stock is exchanged for or converted into consideration consisting solely of cash or (b) the successor or acquirer does not assume or equitably substitute outstanding equity or equity-based awards, each such equity or equity-based award shall be cancelled at the time of such transaction in exchange for a payment equal to the product of (i) the cash payment per share of Company common stock (less any applicable per share exercise price) and (ii) the number of shares of Company common stock subject to such award.

2.10         Waiver of Repayment Obligations. In the event that an Eligible Employee incurs a Severance during the Change in Control Protection Period, any obligation that such Eligible Employee may otherwise have had to repay amounts to the Company in respect of a relocation commitment bonus, other relocation assistance or a commuter bonus shall be waived immediately upon such termination and the Eligible Employee shall not be required to repay any such amounts to the Company.

2.11         Benefit Continuation. Subject to Sections 2.14, 2.15, 2.16 and Section 4 hereof, in the case of each Eligible Employee who incurs a Severance during the Change in Control Protection Period, commencing on the date immediately following such Eligible Employee's Severance Date and continuing for the period set forth below (the "Welfare Benefit Continuation Period"), the Company shall, at its sole expense, provide to each such Eligible Employee (and such person's eligible dependants) group medical and dental benefits substantially similar to the benefits provided to such Eligible Employee under the group medical and dental plans of the Company in which such Eligible Employee was eligible to participate immediately prior to such employee's Severance Date or, if more favorable to such employee, immediately prior to the Change in Control, it being understood that the Eligible Employee will, during such period, be responsible for the portion of the premium paid by such Eligible Employee while active and for other charges passed along to active employees (such as co-payments).  Notwithstanding any other provision of this Plan to the contrary, in the event that an Eligible Employee commences employment with another company at any time during the Welfare Benefits Continuation Period, the Eligible Employee shall cease receiving such group medical and dental plan coverage.  Within thirty (30) days of an Eligible Employee's commencement of employment with another company, such Eligible Employee shall provide the Company written notice of such employment and provide information to the Company regarding the medical and dental benefits provided to such Eligible Employee by his or her new employer.  The Welfare Benefit Continuation Period shall equal, for each Eligible Employee, the period of time used to calculate the severance payment described in Section 2.3, 2.4, 2.5, 2.6 or 2.7 hereof, as applicable.  The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code (the "COBRA Continuation Period") shall commence on the date immediately following the Welfare Benefit Continuation Period.

2.12         Outplacement Services.  Subject to Sections 2.14, 2.15, 2.16 and Section 4 hereof, each Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be provided with appropriate outplacement services as selected by the Company for a period of 1 month with respect to Tier I Employees, 6 months with respect to Tier II Employees, 3 months with respect to Tier III Employees and 1 month with respect to Tier IV Employees.  Tier V Employees shall be entitled to a 2 day outplacement workshop.

2.13         Legal Fees. The Company shall reimburse each Eligible Employee whose termination of employment occurs during the Change in Control Protection Period for all reasonable legal fees and expenses incurred by such Eligible Employee in seeking to obtain or enforce any right or benefit provided under this Plan or an Alternative Arrangement (as defined below), provided such Eligible Employee prevails in substantial part on the material issues presented in such legal or other proceeding.

2.14         Release.  No Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2 hereof and benefits under Section 2.9 hereof) unless he or she first executes a release in favor of the Company in substantially the form attached hereto as Exhibit B and does not revoke such release within the time permitted therein for such revocation.

2.15         Section 409A. It is intended that payments and benefits under this Plan not subject Eligible Employees to taxation under Section 409A of the Code and, accordingly, this Plan shall be interpreted and administered to be in compliance therewith.  Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines that any payments or benefits due to the Eligible Employee hereunder upon the schedule otherwise provided herein would cause the application of an accelerated or additional tax under Section 409A, then, to the extent required to avoid an accelerated or additional tax under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Eligible Employee’s Severance Date shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s Severance Date (or upon such Eligible Employee's death, if earlier).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Employee under this Plan (including any legal fee reimbursements) shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense or tax was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year.

2.16         Nonduplication; Coordination with Other Arrangements.  This Plan shall not be deemed to impair any rights of an Eligible Employee pursuant to any other agreement, plan or arrangement with the Company or an Affiliate (an "Alternative Arrangement"); provided however that the compensation and benefits provided under this Plan shall be coordinated with similar compensation and benefits provided under other Company-sponsored plans and individual agreements with Eligible Employees so as to avoid the duplication of any such compensation and benefits.  For the avoidance of doubt, in the event that an Eligible Employee is party to an Alternative Arrangement which provides one or more of the types of benefits provided under Sections 2.3 through 2.13 of this Plan upon a termination of employment, the Eligible Employee shall be entitled to the payment or benefit which is more favorable to the Eligible Employee, as determined on a per-payment or per-benefit basis, as applicable.  For purposes of the foregoing comparison, an Eligible Employee who experiences a termination of employment during the Change in Control Protection Period qualifying him or her for severance payments or benefits under this Plan or the applicable Alternative Arrangement shall be deemed to have experienced a qualifying termination of employment for purposes of each of the Plan and the Alternative Arrangement.

SECTION 3.	PLAN ADMINISTRATION.

3.1         The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2         The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3         The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

SECTION 4.	EXCISE TAX.

4.1         Excise Tax Treatment.  Unless a more favorable treatment is otherwise provided in an individual agreement with an Eligible Employee, in the event it shall be determined that any payment or distribution whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (collectively, a "Payment"), to or for the benefit of an Eligible Employee, would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then the aggregate amount of Payments payable to the Eligible Employee shall be reduced to the Safe Harbor Amount, with such reduction being applied first to the cash payments under Section 2 hereof and then to other benefits provided hereunder; provided however that such reduction shall not be effected in the event that the net amount of Payments received by the Eligible Employee, after giving effect to the imposition of the Excise Tax (and all other applicable taxes) exceeds the net amount of such Payments received by the Eligible Employee after giving effect to the reduction.

SECTION 5.	PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Board at any time; provided, however, that during the Change in Control Protection Period, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee.  For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator to cause an Eligible Employee to no longer be designated as a Tier I Employee, Tier II Employee, Tier III Employee or Tier IV Employee, as the case may be, or to decrease the benefits for which an Eligible Employee is eligible, and (b) any amendment to this Section 5 following the occurrence of a Change in Control shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION 6.	GENERAL PROVISIONS.

6.1         Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.  When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2         If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation ("Notice Period"), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

6.3         Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.4         If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.5         This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company.  If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee's estate.

6.6         The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.7         The Plan shall not be required to be funded unless such funding is authorized by the Board.  Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.8         Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

6.9         This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

6.10         All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

6.11           The Plan, as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 7.	CLAIMS, INQUIRIES, APPEALS.

7.1         Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator
c/o OSI Pharmaceuticals, Inc.
420 Saw Mill River Road
Ardsley, New York 10502

7.2         Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

7.3         Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan

Administrator within 60 days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator
c/o OSI Pharmaceuticals, Inc.
420 Saw Mill River Road
Ardsley, New York 10502

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4         Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

7.5         Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6         Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

EXHIBIT A

Tier I Employees

Employees at Grade Levels 12-14

Tier II Employees

Employees at Grade Levels 10 and 11

Tier III Employees

Employees at Grade Levels 8 and 9

Tier IV Employees

Employees at Grade Levels 6 and 7

Tier V Employee

Employees at Grade Levels 1-5

EXHIBIT B

[FORM OF RELEASE]

[NAME] ("Releasor") for and in consideration of the payments and benefits to be provided to Releasor by OSI Pharmaceuticals, Inc. (the "Company") pursuant to the OSI Pharmaceuticals, Inc. Change in Control Severance Plan (the "Plan"), less amounts required or authorized to be withheld by law including applicable federal, state and local withholding taxes, to be paid and provided by the Company, does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge the Company and its parents and investors, together with each of their respective subsidiaries and affiliates, together with each of their respective present and former partners, officers, directors, shareholders, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (collectively, the "Company Releasees") from any and all liabilities, charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor's heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever:  (A) arising from the beginning of time to the time Releasor executes this Release, (B) arising out of relating in any way to his employment with the Company or termination thereof, or (C) except to the extent expressly set forth in this General Release, arising out of or relating to the Plan.  Without limiting the preceding sentence, this General Release includes, but is not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor.  Notwithstanding the foregoing, nothing contained in this General Release shall (i) release any claim that cannot be waived under applicable law, (ii) release Releasor’s rights under the Plan, (ii) release vested rights to any benefits under any employee benefit plan of the Company or an affiliate, including with respect to vested equity or equity-based awards or with respect to health care continuation under COBRA, (iii) release any entitlement to indemnification or advancement of expenses which Releasor may have pursuant to the Company’s bylaws, any policy of insurance maintained by the Company or an affiliate or otherwise in accordance with law, or (iv) be construed to release the Releasor’s rights the severance payments or benefits under any other agreement with the Company or an affiliate.

Releasor represents that he has not filed any charges, claims, demands, proceedings or actions against any of the Company Releasees.  Releasor shall not seek or be entitled to any recovery, in any charges, claims, demands, proceedings or actions that may be commenced on Releasor's behalf in any way arising out of or relating to the matters released under this General Release.

Releasor has been advised to consult with an attorney of Releasor's choice prior to signing this General Release.  Releasor understands and agrees that Releasor has the right and has been given the opportunity to review this General Release with an attorney of Releasor's choice should Releasor so desire.  Releasor also agrees that Releasor has entered into this General Release freely and voluntarily.  Releasor represents that he is not entitled to receive the payments and benefits described in this General Release absent his execution of this General Release.

Releasor has at least twenty-one (21) calendar days to consider the terms of this General Release, although Releasor may sign it sooner if Releasor wishes.  Furthermore, once Releasor has signed this General Release, Releasor has seven (7) additional days to revoke Releasor's consent and may do so by writing to ____________.  The Release shall not be effective, and no payments shall be due hereunder, until the eighth day after Releasor shall have executed this General Release and returned it to the Company, assuming that Releasor has not revoked Releasor's consent to this Release prior to such date.

In the event that any one or more of the provisions of this Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Release shall not in any way be affected or impaired thereby.

This General Release shall be governed by the law of the State of New York without reference to its choice of law rules.

Signed as of this ___ day of ________, ____________ .

[Name of Releasor]